Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2013 Results
and Raises Full Year Guidance

HIGHLIGHTS

•	North American Retail Grocery volume/mix (excluding soup) increased 3.6% in the second quarter
•	Second quarter adjusted EPS grew 8.3% to $0.65
•	Direct operating income and margins improved in all three segments
•	2013 adjusted earnings per share guidance raised to $3.07 to $3.12

Oak Brook, IL, August 8, 2013 -- TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter earnings of $0.50 per fully diluted share compared to $0.53 per fully diluted share reported for the second quarter of last year.  The Company reported that adjusted earnings per share grew 8.3% in the second quarter to $0.65 compared to $0.60 in the prior year, excluding the unusual items described below.

The Company’s 2013 second quarter results included two unusual items that affected the year-over-year quarterly comparison.  The first item is a $0.14 per share expense related to the previously announced restructuring of the Company’s soup operations and the Seaforth, Ontario, Canada salad dressing plant closure.  The second item is a $0.01 per share expense associated with the previously announced acquisition of Cains Foods vs. the $0.04 per share expense associated with the Naturally Fresh acquisition in the second quarter of last year.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.50	$0.53	$1.11	$1.12
Restructuring/facility consolidation costs	0.14	-	0.28	0.01
Acquisition and integration costs	0.01	0.04	0.01	0.06
Mark-to-market adjustments	-	0.04	(0.01)	0.03
Foreign currency loss on translation of cash and notes	-	(0.01)	-	0.01

Adjusted EPS	$0.65	$0.60	$1.39	$1.23

 “Despite the volume challenges across the food industry, we continued to make a great deal of progress in the second quarter and are encouraged by our successes, particularly in our single service beverage business, which was a key driver for our North American Retail Grocery segment,” said Sam K. Reed, Chairman, President and Chief Executive Officer.  “Internally, our teams remain steadfast in the pursuit of operating simplification, gross margin improvement and distribution system savings.  As a result, all three of our business segments posted direct operating income improvements in both dollars and percentages, a testament to our ability to deliver savings across the whole of TreeHouse.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciliation to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $73.1 million in the second quarter, a 5.7% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to improved margins from operating efficiencies and lower distribution costs resulting from lower freight rates, partially offset by incremental incentive compensation.

Net sales for the second quarter totaled $526.3 million compared to $527.4 million last year, a decrease of 0.2% primarily due to lower volume/mix, partially offset by acquisitions (the Aseptic cheese and pudding business from Associated Milk Producers Inc.), as well as some minor pricing.  Compared to last year, sales in the second quarter for the North American Retail Grocery segment increased 1.1%, while sales for the Food Away From Home segment decreased 2.5%, and sales for the Industrial and Export segment decreased 4.6%.

Total reported gross margins increased from 20.2% last year to 20.8% in the second quarter this year.  This increase is primarily due to an improved mix of sales and operating efficiencies, which were partially offset by increased input costs.

Selling, distribution, general and administrative expenses were $60.5 million for the second quarter, an increase of 7.0% from $56.6 million last year.  The increase was due primarily to incremental incentive compensation costs, which were partially offset by lower distribution and delivery costs resulting from network efficiencies.

Income tax expense increased in the second quarter to $9.3 million due to higher pretax income and a higher effective tax rate.  The Company’s second quarter effective income tax rate increased to 33.4% from the 2012 second quarter rate of 29.0% due to an increase in state tax expense and the tax impact of a shift in revenues between tax jurisdictions.

Net income for the second quarter totaled $18.6 million compared to $19.5 million last year.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells branded and private label products to customers within the United States and Canada.  These products include non-dairy powdered creamers; condensed and ready to serve soups, broths and gravies; refrigerated and shelf-stable salad dressings and sauces; pickles and related products; Mexican sauces; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks and single serve hot beverages; hot cereals; macaroni and cheese; and skillet dinners.

2.
Food Away From Home – This segment sells non-dairy powdered creamers; pickles and related products; Mexican sauces; refrigerated dressings; aseptic products; and hot cereals; powdered drinks and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers; pickles and related products; Mexican sauces; infant feeding products; refrigerated dressings and single serve hot beverages.  Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs, such as freight to customers, commissions, as well as direct selling and marketing expenses.  Indirect sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased by 1.1% to $375.7 million from $371.5 million during the same quarter last year, primarily due to a 0.7% increase in volume/mix and a 0.4% increase from acquisitions.  The Company posted volume gains in single serve hot beverages, Mexican sauces and dressings that were partially offset by declines in soup and gravy, pickles and other sauces.  Excluding the soup declines, which were due primarily to the previously disclosed partial loss of a retail customer, retail volume/mix improved 3.6%.  The volume/mix increase was driven in a large part by the success of the new single serve hot beverages program.  Direct operating income margin in the second quarter increased from 14.8% in 2012 to 16.3% in 2013 due to lower cost of sales resulting from a favorable sales mix, operating efficiencies, and lower freight rates.

Food Away From Home segment net sales for the second quarter decreased 2.5% to $85.7 million from $87.9 million during the same quarter last year, primarily due to an 8.3% decrease in volume/mix, partially offset by a 4.2% increase from acquisitions.  The volume/mix decline is primarily in the aseptic and pickle categories.  Direct operating income margin in the second quarter increased from 11.9% in 2012 to 14.0% in 2013 primarily due to a favorable shift in sales mix and operating efficiencies.

Industrial and Export segment net sales for the second quarter decreased 4.6%, primarily driven by a 6.8% decrease in volume/mix, partially offset by a 2.0% increase due to acquisitions.  Direct operating income margin in the second quarter increased from 12.2% in 2012 to 20.8% in 2013 due to a shift in sales mix to higher margin products and operating efficiencies.

OUTLOOK FOR 2013

With regard to the full year outlook, Mr. Reed said, “As we finish the first half of the year, we are pleased with the progress our operating teams have made in finding efficiencies in manufacturing and distribution.  Although sales volumes have been softer than we originally anticipated, we now expect that as the year progresses, the benefits of our simplification and cost reduction programs will fully offset the lighter sales.  As a result, we are raising and tightening our full year adjusted earnings per share guidance to a range of $3.07 to $3.12.  Our updated guidance assumes that the improvement will occur primarily in the fourth quarter, and does not include the effect of the Associated Brands acquisition.  Upon completion, we will update our guidance; however, we do not expect the transaction will have a material impact on 2013 due to the expected late third quarter timing of the closing.

ACQUISITION OF ASSOCIATED BRANDS

In a separate press release issued today, TreeHouse announced that it has signed a definitive agreement to acquire Associated Brands GP Corporation (Associated Brands), a leading private label manufacturer of powdered drinks, specialty teas and sweeteners, from TorQuest Partners LLC and other shareholders for CAD $187 million in cash, subject to an adjustment for working capital.  The acquisition of Associated Brands will significantly strengthen TreeHouse’s retail presence in private label dry grocery and will introduce a line of specialty tea products to complement its rapidly growing single serve coffee business.

The Company anticipates that the transaction will have a neutral effect on 2013 and add approximately $0.14 to $0.16 in annualized EPS beginning in 2014.  The acquisition is expected to close in the third quarter of 2013, subject to the satisfaction of customary closing conditions, and will be financed through borrowings under TreeHouse’s existing $750 million credit facility.

“We are delighted to be acquiring Associated Brands, with its strong Canadian presence in dry mix categories that are complementary to TreeHouse, such as powdered drinks and oatmeal, as well as new categories, like specialty teas.  Like us, Associated Brands is focused on quality and operational expertise, has an excellent R&D platform and is a best in class specialty tea producer with capabilities that are unmatched in the industry.  We believe the business is an excellent match for TreeHouse and will generate meaningful distribution and innovation opportunities,” said Mr. Reed.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and six month period ended June 30, 2013 and 2012 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s second quarter earnings and the acquisition of Associated Brands will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels.  Our products include non-dairy powdered creamers, private label canned soups, refrigerated and shelf stable salad dressings and sauces, powdered drink mixes and single serve hot beverages, hot cereals, macaroni and cheese, skillet dinners, Mexican sauces, jams and pie fillings, pickles and related products, aseptic sauces, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2012 and other filings with the SEC, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$526,346	$527,421	$1,066,456	$1,051,232
Cost of sales	416,778	420,830	842,716	829,709
Gross profit	109,568	106,591	223,740	221,523
Operating expenses:
Selling and distribution	31,394	33,858	63,796	68,152
General and administrative	29,106	22,704	56,579	49,308
Other operating (income) expense, net	(136)	(49)	1,282	411
Amortization expense	8,227	8,624	16,726	16,887
Total operating expenses	68,591	65,137	138,383	134,758
Operating income	40,977	41,454	85,357	86,765
Other expense (income):
Interest expense	12,230	12,452	25,008	25,664
Interest income	(322)	(14)	(1,000)	(14)
Loss (gain) on foreign currency exchange	841	(450)	480	406
Other expense (income), net	345	1,970	(368)	1,509
Total other expense	13,094	13,958	24,120	27,565
Income before income taxes	27,883	27,496	61,237	59,200
Income taxes	9,318	7,985	19,698	17,615
Net income	$18,565	$19,511	$41,539	$41,585

Weighted average common shares:
Basic	36,337	36,057	36,323	36,038
Diluted	37,373	37,132	37,312	37,113

Net earnings per common share:
Basic	$0.51	$0.54	$1.14	$1.15
Diluted	$0.50	$0.53	$1.11	$1.12

Supplemental Information:
Depreciation and Amortization	$28,254	$22,230	$55,138	$42,951
Stock-based compensation expense, before tax	$3,690	$3,063	$7,108	$5,748

Segment Information:
North American Retail Grocery
Net Sales	$375,744	$371,500	$761,825	$750,541
Direct Operating Income	$61,140	$54,899	$126,449	$116,504
Direct Operating Income Percent	16.3%	14.8%	16.6%	15.5%

Food Away From Home
Net Sales	$85,675	$87,885	$167,488	$163,234
Direct Operating Income	$11,958	$10,479	$22,858	$20,276
Direct Operating Income Percent	14.0%	11.9%	13.6%	12.4%

Industrial and Export
Net Sales	$64,927	$68,036	$137,143	$137,457
Direct Operating Income	$13,509	$8,302	$25,914	$19,300
Direct Operating Income Percent	20.8%	12.2%	18.9%	14.0%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and six months ended June 30, 2013 and 2012:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net income as reported	$18,565	$19,511	$41,539	$41,585
Interest expense	12,230	12,452	25,008	25,664
Interest income	(322)	(14)	(1,000)	(14)
Income taxes	9,318	7,985	19,698	17,615
Depreciation and amortization(1)	21,065	22,230	42,442	42,951
Stock-based compensation expense	3,690	3,063	7,108	5,748
Foreign currency loss on translation of cash and notes(2)	-	(252)	-	853
Mark-to-market adjustments(3)	274	2,098	(499)	1,581
Acquisition and integration costs(4)	480	2,072	480	2,904
Restructuring/facility consolidation costs(5)	7,790	(8)	15,138	419

Adjusted EBITDA	$73,090	$69,137	$149,914	$139,306

(1)
Depreciation and amortization excludes $7.2 million and $12.7 million of accelerated depreciation charges included in the restructuring/facility consolidation costs line for the three months and six months ended June 30, 2013, respectively.

(2)
Foreign currency loss on translation of cash and notes included in Loss (gain) on foreign currency exchange totaled ($0.3) million and $0.9 million for the three and six months ended June 30, 2012, respectively.

(3)
Mark-to-market adjustments included in Other expense (income), net totaled $0.3 million and ($0.5) million for the three months and six months ended June 30, 2013, respectively.  Mark-to-market adjustments included in Other expense (income), net totaled $2.1 million and $1.6 million for the three months and six months ended June 30, 2012, respectively.

(4)
Acquisition and integration costs included in General and administrative expense totaled $0.5 million for the three and six months ended June 30, 2013.  Acquisition and integration costs included in General and administrative expense totaled $0.5 and $1.4 million for the three and six months ended June 30, 2012.  Acquisition costs included in net sales totaled $0.3 million for the three and six months ended June 30, 2012.  Acquisition costs included in cost of sales totaled $1.3 million for the three and six months ended June 30, 2012.  Acquisition costs included in Other expense (income), net totaled ($0.1) million for the three and six months ended June 30, 2012.

(5)
Restructuring/facility consolidation costs included in Cost of sales totaled $7.8 million and $13.7 million for the three and six months ended June 30, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating (income) expense, net totaled $0 and $1.4 million for the three and six months ended June 30, 2013, respectively.  Restructuring/facility consolidation costs included in Other operating (income) expense, net totaled $0 and $0.4 million for the three and six months ended June 30, 2012, respectively.

The following table presents the Company’s change in net sales by segment for the three and six months ended June 30, 2013 vs. 2012:

Three months ended June 30, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	0.7%	(8.3	) %	(6.8	) %
Pricing	0.3	1.8		0.2
Acquisition	0.4	4.2		2.0
Foreign currency	(0.3)	(0.2)		-
Total change in net sales	1.1%	(2.5	) %	(4.6	) %

Six months ended June 30, 2013:

	North American	Food Away		Industrial
	Retail Grocery	From Home		and Export
	(unaudited)	(unaudited)		(unaudited)

Volume/mix	-%	(9.8	) %	(2.7	) %
Pricing	0.2	2.1		0.2
Acquisition	1.4	10.4		2.3
Foreign currency	(0.1)	(0.1)		-
Total change in net sales	1.5%	2.6%		(0.2	) %